PRESS RELEASE DATED OCTOBER 24, 2005

SOURCE ENERGY AND VISTA.COM ANNOUNCE MERGER AGREEMENT

Salt Lake City, Utah -- (October 24, 2005) -- Source Energy Corporation, a Utah corporation (“Source Energy”) (OTCBB: SRCX), and Vista.com, Inc., a Washington corporation (“Vista”), today announced the signing of a definitive merger agreement.

Pending approval by the shareholders of Vista, Source Energy will acquire all of the issued and outstanding shares of Vista in a stock-for-stock transaction. As approved by the boards of directors of each company, the merger agreement calls for the exchange of all outstanding shares of Vista common stock for 15,966,838 share of Source Energy common stock, or approximately 97.5% of Source Energy’s post-merger outstanding common stock. Source Energy will also assume all of Vista’s outstanding options, warrants and convertible promissory notes.

Upon completion of the merger, the combined company will be led by the former executive management team and board of directors of Vista. The combined company’s business will focus on offering integrated Internet technology solutions to small businesses.

“This merger will accelerate our strategic growth plans by providing access to public capital markets for funding corporate expansion and potential acquisition activity,” said John Wall, who will become the chairman and chief executive officer of the combined company. “Today, we’ve taken an important step towards fulfilling our promise of providing small businesses with the resources they need to efficiently run and grow their everyday business.”

The companies expect the merger to close in November 2005.

About Source Energy

Source Energy has been in the business of oil and gas exploration and production.

About Vista

Headquartered in Redmond, WA, Vista offers integrated Internet technology solutions designed to help small businesses grow their revenues, reach and serve consumers, and run everyday operations. Vista integrates its core services and products on a proprietary Internet technology platform—a place where small businesses effectively reach and serve their consumers, efficiently conduct operations and transactions, and seamlessly access vital information about their consumers, business, and partners. For more information on Vista, go to www.vista.com

Vista.com is a registered trademark of Vista.com, Inc.

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This press release does not constitute an offer of any securities for sale.

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This press release contains statements and information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including risks and uncertainties associated with the possibility that the merger may not close, the realization of anticipated benefits of the transaction, general economic conditions, the combined company’s inability to sufficiently anticipate market needs and develop products and product enhancements that achieve market acceptance, higher than anticipated expenses the combined company may incur in future quarters, and the combined company’s working capital deficit and its ability to continue as a going concern.

Media & Analyst Contacts:

Source Energy:

Craig Carpenter
Source Energy Corporation
3040 Granite Meadow Lane
Sandy, Utah 84092
(801) 943-5490

Vista.com:

Bob Silver

Sr. Vice President / GM Seattle

MWW Group

1809 7th Avenue, Suite 600
Seattle, WA 98101

206-689-8505

206-355-2993 cell

bsilver@mww.com